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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement") is entered into effective as of August 10, 2005 (the "Effective Date"), between Whitehall Jewellers, Inc., a Delaware corporation (the "Company"), and Beryl Raff (the "Executive").

      WHEREAS, the Company desires to employ the Executive to serve as its Chief Executive Officer of the Company, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

      1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement shall commence on the Effective Date and shall end on the third annual anniversary of the Effective Date (such date or any successive date to which the term thereof has been extended pursuant to the succeeding sentence, the "Expiration Date"). Such term shall be automatically extended for successive one-year periods unless either the Executive or the Company gives notice that such term shall not be so extended no later than 60 days prior to the then current Expiration Date or unless earlier terminated pursuant to Section 4 hereof. The term of employment as prescribed in the preceding sentence is hereinafter called the "Employment Period." From and after the end of the Employment Period, unless earlier terminated hereunder, the Executive's employment with the Company shall be at will, not for any specified term and without any payment guarantees, and either the Executive or the Company may terminate the employment relationship at any time.

      2. POSITION AND DUTIES; RESPONSIBILITIES. The Company shall employ the Executive during the Employment Period as its Chief Executive Officer with duties and responsibilities customarily associated with that position. The Executive shall report to and be subject to direction from the Company's Board of Directors (the "Board"). The Executive shall be nominated for the Board effective on the first day on which she reports for active employment with the Company, which shall be as soon as practicable after the Effective Date, and, for so long as she is elected to the Board, shall serve as a director of the Company at no additional compensation. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive's abilities the duties assigned to the Executive hereunder and shall devote the Executive's full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use the Executive's reasonable best efforts to promote the interests of the Company and its subsidiaries. The Executive may engage in charitable, civic or community activities and, with the prior approval of the Board of Directors of the Company (the "Board"), which may be granted or denied in its sole discretion, may serve as a director (but not a lead director) of any other business corporation, provided that such activities or service do not interfere with the Executive's duties hereunder or violate the terms of any of the covenants contained in Sections 7 or 8 hereof. Upon any termination of employment, Executive shall be deemed to have resigned all appointments and positions with the Company

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and its affiliates and employee benefit plans, including any Board or Committee appointment or election and shall execute any documents necessary or desirable to reflect such resignation.

      3.    COMPENSATION.

            (a) Base Salary. Commencing on the first day on which she reports for active employment with the Company, which shall be as soon as practicable after the Effective Date, during her employment under this Agreement, the Company shall pay to the Executive a base salary at the rate of not less than $500,000 per annum ("Base Salary"), payable in accordance with the Company's executive payroll policy.

            (b) Annual Bonus. Beginning for the fiscal year ending January 31, 2006, the Executive shall be eligible for an annual cash bonus ("Annual Bonus") under an arrangement approved by the compensation committee of the Board (the "Compensation Committee"). Such bonus arrangement shall provide for a target bonus of not less than 35% of Base Salary (40% for the fiscal years ending January 31, 2007 and January 31, 2008) and a maximum bonus opportunity of not less than 120% of Base Salary, provided, however, that, subject to Section 4, the Annual Bonus for the fiscal year ended January 31, 2006, shall not be less than $175,000 and the sum of the Annual Bonus and Base Salary for each of the fiscal years ending January 31, 2007, and January 31, 2008, shall not be less than $675,000.

            (c) Equity-Based Compensation. As a material inducement to the Executive's entrance into this Agreement and employment by the Company, the Executive shall be granted the awards of stock options described in this Section 3(c) and in Section 3(h) below. The Executive shall be granted an award of 175,000 stock options on the Effective Date, which such grant shall be an employment inducement award under Section 303A.08 of the New York Stock Exchange Listed Company Manual. As of the first anniversary of the Effective Date, the Executive shall be granted an additional award of 125,000 stock options pursuant to the terms of the Company's 1997 Long-Term Incentive Plan, as amended, or any successor thereto (the "LTIP"). In the case of the award of stock options granted on the Effective Date, the options shall have a strike price equal to the greater of (i) the Fair Market Value (as defined in the LTIP) on the date of grant or (ii) the average closing price of the Company's common stock, par value $.001 per share (the "Common Stock"), for the 30 trading days preceding the Effective Date, as reported on the New York Stock Exchange Composite Trading report. In the case of the award of stock options granted on the first anniversary of the Effective Date, the options shall have a strike price equal to the Fair Market Value on the date of grant. In each case the options shall provide for vesting in three equal annual installments commencing on the first anniversary of the date of grant. All options granted on the Effective Date shall be subject to the same terms and conditions as if granted under the LTIP. In addition to the foregoing option grants, the Executive shall, in the sole discretion of the Compensation Committee, be eligible during the Employment Period to be granted stock options, restricted stock and/or other equity-based compensation awards.

            (d) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Company's employee benefit plans (other than severance

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      plans) generally available to executives of the Company (such benefits, together with the benefits referred to in (c) above, being hereinafter referred to as the "Employee Benefits"). The Executive shall be entitled to take time off for vacation or illness in accordance with the Company's policy for executives and to receive all other fringe benefits as are from time to time made generally available to executives of the Company (currently including vacation days of not less than four weeks annually, medical, dental, long term disability and life insurance, participation in a 401(k) plan, automobile benefits and reimbursement of expenses).

            (e) Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive, in accordance with the Company's policies and procedures, for all proper expenses incurred by the Executive in the performance of the Executive's duties hereunder. The Company shall reimburse Executive's legal fees incurred in connection with the negotiation of this Agreement subject to a maximum reimbursement of $25,000.

            (f) Right to Change Plans. Nothing in this Agreement shall be construed to limit, condition or otherwise encumber the rights of the Company to amend, discontinue, substitute or maintain any benefit plan, program or perquisite, and no such amendment, discontinuance, substitution or maintenance or failure to maintain any benefit plan, program or perquisite shall be construed as a breach of this Agreement.

            (g) Temporary Living and Travel Expenses. The Executive's duties shall be performed at the Company's headquarters in Chicago Illinois. Until the Executive relocates to the Chicago metropolitan area, the Company shall reimburse her for reasonable travel and temporary living expenses, provided that any such expenses which exceed $5,000 in any month shall be subject to Compensation Committee approval. The Company shall reimburse the Executive for the reasonable costs of relocating to the Chicago metropolitan area on a basis consistent with its prior policies for executive officers.

            (h) Transition Compensation. Subject to Section 4, in consideration of compensation which the Executive will forego at her present employer and as an inducement to accept employment with the Company, the Executive shall receive the following additional compensation:

                  (i) $1,950,000 payable as follows:

                        (A) such amount shall be payable in four equal
                  installments of $487,500 on each of the August 12, 2005, February 1, 2006, February 1, 2007 and February 1, 2008, provided that the Company makes the initial payment on August 12, 2005 and obtains a letter of credit on or before the 8th business day after the Effective Date from LaSalle Bank N.A.or a comparable bank providing for payment, without limitation, on behalf of the Company of its obligations under this Section 3(h)(i) and Section 4 with respect to the installment payments due February, 1, 2006, February 1, 2007 and February 1, 2008, or

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                        (B) if the Company does not receive a letter of credit
                  as described in paragraph A above, such amount shall be payable in three installments: $487,500 on August 12, 2005, $487,500 on the 9th business day after the Effective Date, and $975,000 on February 1, 2006. In the event that the Executive voluntarily terminates her employment pursuant to Section 4(f), in the event of termination by reason of death or Disability in accordance with Section 4(a) or (b), or if the Board of Directors of the Company terminates Executive's employment by reason of acts of Executive set forth in Sections 4(c)(ii)(B), (C), (D), or (E), but for no other reason, the Executive shall be required to repay the following amounts to the Company within 15 days of such termination: (i) if the termination occurs prior to February 1, 2006, $487,500,
                  (ii) if the termination occurs on or after February 1, 2006 but before February 1, 2007, $975,000, and (iii) if the termination occurs on or after February 1, 2007 and prior to February 1, 2008, $487,500; provided that any repayment under this sentence shall be reduced by the amount if any of any installment that was payable prior to termination of employment but not actually paid to the Executive; provided, however, that this repayment obligation shall apply only with respect to payments under this Section 3(h)(i)(B).

                  (ii) The Executive shall be granted an additional 150,000
            stock options as of the Effective Date, which such stock options shall be an employment inducement award under Section 303A.08 of the New York Stock Exchange Listed Company Manual . Such options shall have a strike price equal to the greater of (i) the Fair Market Value on the date of grant or (ii) the average closing price of the Common Stock for the 30 trading days preceding the Effective Date, as reported on the New York Stock Exchange Composite Trading report and shall provide for vesting in three equal annual installments commencing on the first anniversary of the Effective Date. Options granted under this Section 3(h)(ii) shall be subject to the same terms and conditions as granted under the LTIP.

                  (iii) The Company shall reimburse the Executive for her COBRA costs with respect to her prior employer's health insurance plans to the extent that they exceed the costs paid by her while a full-time employee of such prior employer until she is covered by the Company's health insurance plans

                  (iv) The Company shall pay the Executive $15,000 on August 12,
            2005.

      4.    TERMINATION.

            (a) Death. Upon the death of the Executive, this Agreement shall automatically terminate any and all rights of the Executive and the Executive's heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive's heirs, executors or administrators, as the case may be, shall be entitled to:

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                  (i) accrued Base Salary through and including the Executive's date of death;

                  (ii) accrued Annual Bonus through and including the
            Executive's date of death (determined on a pro rata basis for the number of days of the fiscal year for which the Executive was employed by the Company), such Annual Bonus to be paid following the Compensation Committee's determination of the Executive's Annual Bonus, if any, for the fiscal year in which the Executive's date of death so occurred, which determination may be made at the same time that the Compensation Committee determines annual bonuses, if any, for executive officers of the Company in general; and

                  (iii) other Employee Benefits to which the Executive was
            entitled on the date of death in accordance with the terms of the plans and programs of the Company.

            (b) Disability. The Company may, at its option, terminate this Agreement upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive's position, with or without reasonable accommodation, required of the Executive hereunder for a continuous period of 60 days or any 120 days within any 12-month period. Upon such termination, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to:

                  (i) accrued Base Salary through and including the effective date of the Executive's termination of employment;

                  (ii) accrued Annual Bonus through and including the effective date of the Executive's termination of employment (determined on a pro rata basis for the number of days of the fiscal year for which the Executive was employed by the Company), such Annual Bonus to be paid following the Compensation Committee's determination of the Executive's Annual Bonus, if any, for the fiscal year in which the Executive's termination of employment so occurred, which determination may be made at the same time that the Compensation Committee determines annual bonuses, if any, for executive officers of the Company in general; and

                  (iii) other Employee Benefits to which the Executive is
            entitled upon termination of employment in accordance with the terms of the plans and programs of the Company.

In the event of any dispute regarding the existence of the Executive's incapacity or disability hereunder, the matter shall be resolved by the determination of a physician selected by the Board and reasonably acceptable to the Executive or her representatives. The Executive shall submit to appropriate medical examinations for purposes of such determination.

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            (c) Cause.

                  (i) The Company may, at its option, terminate the Executive's employment under this Agreement for Cause (as hereinafter defined) upon written notice to the Executive (the "Cause Notice"). Any such termination for Cause shall be authorized by the Board only after giving the Executive an opportunity to appear before the Board with counsel to address the actions or inactions which the Board believes may constitute grounds for termination for cause. The Cause Notice shall state the action(s) or inaction(s) giving rise to termination for Cause in reasonable detail. The Executive shall have in 20 days after the Cause Notice is given to cure the particular action(s) or inaction(s), to the extent a cure is possible. If the Executive so effects a cure the Cause Notice shall be deemed rescinded and of no force or effect.

                  (ii) As used in this Agreement, the term "Cause" shall mean any one or more of the following:

                        (A) any refusal by the Executive to substantially
                  perform the Executive's duties under this Agreement after written demand is delivered by the Board to the Executive identifying the manner in which the Executive has not substantially performed her duties, or any refusal to perform specific directives of the Board which are consistent with the scope and nature of the Executive's duties and responsibilities as set forth herein after written demand is delivered by the Board to the Executive identifying the manner in which the Executive has refused to perform such specific directions;

                        (B) any act of embezzlement or theft by the Executive in
                  connection with the Executive's duties hereunder or in the course of the Executive's employment hereunder or any prior employment, any act of fraud by the Executive against the Company or the Executive's admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

                        (C) any use of alcohol by the Executive that interferes
                  with the performance of the Executive's duties or adversely impacts the reputation of the Executive or of the Company or any illegal use of a controlled substance by the Executive;

                        (D) any willful misconduct of the Executive which either
                  results in a material financial loss to the Company and its subsidiaries, taken as a whole or requires disclosure by the Company to the New York Stock Exchange, the Securities and Exchange Commission or the U. S. Attorney's office; or

                        (E) any breach by the Executive of any one or more of
                  the covenants contained in Section 7 or 8 hereof.

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            No act or omission will be deemed willful for purposes of this
            Section if taken or omitted to be taken by the Executive in a good faith belief that such act or omission to act was in the best interests of the Company. Failure to meet performance objectives and standards, by itself, does not constitute Cause.

                  (iii) The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

                  (iv) If the Company terminates the Executive's employment for
            Cause, all obligations of the Company hereunder shall cease, except that (A) the Executive shall be entitled to the payments and benefits specified in Sections 4(a)(i) and 4(a)(iii) hereof, and (B) unless the Executive's employment is terminated by the Board of Directors of the Company by reason of any acts of Executive set forth in Sections 4(c)(ii)(B), (C), (D), or (E) (but for no other reason, the Executive shall continue to receive installment payments of Transition Compensation under Section 3(h)(i).

            (d) Termination Without Cause.

                  (i) The Company may, at its option, terminate the Executive's employment under this Agreement upon written notice to the Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c). Any such termination shall be authorized by the Board. If the Company terminates the Executive's employment for any such reason, all obligations of the Company hereunder shall cease immediately; provided, however, that, subject to Section 4(d)(ii):

                        (A) The Executive shall be entitled to her accrued Base
                  Salary through and including the date of termination and shall be entitled to Employee Benefits to which she is entitled in accordance with the terms of the plans and programs of the Company.

                        (B) If the termination of the Executive's employment is
                  prior to the last day of the Employment Period and prior to a Change in Control (as defined in Section 4(e)), the Executive shall continue to receive Base Salary and target Annual Bonus payments for the duration of the Employment Period, or, if greater, shall receive an amount equal to the sum of the Executive's Base Salary and target Annual Bonus as of the date of termination payable in monthly installments over a 12 month period immediately following termination of employment, the target Annual Bonus in each case to be equal to the Executive's target Annual Bonus for the year of termination.

                        (C) If the termination of the Executive's employment is
                  within eighteen months after a Change in Control, the Executive shall be entitled

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                  to receive a lump sum payment equal to 2.99 times the sum of the Executive's then Base Salary and target Annual Bonus.

                        (D) If the termination of the Executive's employment is
                  on or after the last day of the Employment Period, the Executive shall be entitled to receive an amount equal to her then Base Salary payable in accordance with the Company's normal executive payroll practices through the first anniversary of the termination date. For purposes of this
                  Section 4(d)(i)(D), if the Company gives notice pursuant to
                  Section 1 that the term of employment shall not be extended, a resignation by the Executive as of the last day of the Employment Period shall be deemed a termination by the Company.

                        (E) The Company shall continue to pay the Executive
                  installment payments of Transition Compensation under Section 3(h)(i).

                        (F) The Company shall pay the Executive's costs of COBRA
                  for one year following the date of termination.

                  (ii) Notwithstanding Sections 4(d)(i)(B), (C), (D) and (E),
            payments under such Sections shall be subject to the Executive executing a release and non-disparagement agreement in the form attached hereto as Exhibit A and shall be reduced by the amount of salary, bonus or other compensation which the Executive receives from a subsequent employer or from self-employment during the period of time that amounts are payable to the Executive under such Sections, there being no obligation on Executive to seek other employment during such period.

            (e) Termination for Good Reason.

                  (i) The Executive may, at her option, terminate her employment under this Agreement upon written notice to the Company for Good Reason. If the Executive terminates her employment for Good Reason, it shall be treated as a termination by the Company without cause and the Executive shall be entitled to the same payments and benefits specified in Section 4(d)(i)(A), (B), (C), (D), (E), and
            (F) and subject to the provision of Section 4(d)(ii).

                  (ii) For purposes hereof, the term "Good Reason" shall mean the occurrence of any of the following without the Executive's express written consent: (A) the Company's failure to pay the Executive compensation in accordance with Section 3; (B) the Company's requiring the Executive to be based anywhere outside of the greater Chicago metropolitan area or the metropolitan area of the Executive's primary residence; (C) a change in the duties of the Executive that is inconsistent in any material adverse respect with Executive's position as in effect on the Effective Date; or (D) a material breach of this Agreement by the Company; provided, however, that the fact that the Company ceases to be a public company shall not by itself constitute Good

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            Reason. Notwithstanding the foregoing, the Executive shall not be deemed to have terminated her employment under this Agreement for Good Reason unless the Executive gives written notice to the Company stating in reasonable detail the events which constitute Good Reason and the Company does not effect a cure of the action or inaction constituting Good Reason within fifteen business days after receipt of such notice by the Company.

            (f) Voluntary Termination. Upon 60 days prior written notice to the Company (or such shorter period as may be permitted by the Board), the Executive may voluntarily terminate the Executive's employment with the Company for any reason. If the Executive voluntarily terminates the Executive's employment pursuant to this Section 4(f), all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iii) hereof.

      5.    Change in Control.

            (a) Definition. "Change in Control" shall mean:

                  (i) The acquisition by any individual, entity or group (a
            "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of Beneficial Ownership of 50% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company or (B) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

                  (ii) Approval by the stockholders of the Company of a
            reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (1) all or substantially all of the individuals or entities who are the Beneficial Owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) or substantially the same proportions relative to each other as their Beneficial Ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the

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            Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, the corporation resulting from such Corporate Transaction; and any Person which Beneficially Owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) will Beneficially Own, directly or indirectly, 50% or more of, respectively the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or directors of the corporation resulting from such Corporate Transaction; or

                  (iii) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

            (b) Acceleration of Options. Any and all options to purchase securities of the Company held by the Executive shall be immediately vested and exercisable upon a Change in Control whether or not Executive continues in the employment of the Company after the Change in Control.

      6. FEDERAL AND STATE WITHHOLDING. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive's Form W-4 on file with the Company, and all applicable federal employment taxes.

      7.    NONCOMPETITION; NONSOLICITATION.

            (a) General. The Executive acknowledges that in the course of the Executive's employment with the Company the Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive's services will be of special, unique and extraordinary value to the Company and its subsidiaries.

            (b) Noncompetition. The Executive agrees that, subject to any minimum notice period with her current employer, during the period beginning on the Effective Date and ending with her termination of employment for any reason other than pursuant to Section 4(f) or one year after the termination of the Executive's employment pursuant to Section 4(f) (the "Noncompetition Period") the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging, or being engaged, in operating specialty retail jewelry stores or jewelry departments in retail stores in North America.

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            (c) Nonsolicitation. The Executive further agrees that during a period of one year following termination of employment for any reason the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries, or any person who was an employee of the Company or any of its subsidiaries during the 12 month period preceding the date of the Executive's termination of employment to terminate or abandon his or her employment for any purpose whatsoever, (ii) seek to interfere with any business relationship between the Company or any of its subsidiaries and any other party, or (iii) in connection with any business to which Section 7(b) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

            (d) Exceptions. Nothing in this Section 7 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

            (e) Reformation. If, at any time of enforcement of this Section 7, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Section 7.

      8. CONFIDENTIALITY. The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries ("Confidential Information"), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by the Executive to perform properly the Executive's duties under this Agreement. Promptly following the termination of the Employment Period, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Executive may then possess or have under the Executive's control (together with all copies thereof).

      9. INVENTIONS. The Executive hereby assigns to the Company the Executive's entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by the

Executive during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company's request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries. In accordance with the Illinois Employee Patent Act, 765 ILCS 1060, the Executive is hereby notified by the Company, and understands, that the foregoing provisions do not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless (i) the invention relates (A) to the business of the Company or (B) to the Company's actual or demonstrably anticipated research and development, or
(ii) the invention results from any work performed by the Executive for the Company.

      10. ENFORCEMENT; CONSENT TO JURISDICTION. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Section 7 or 8 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security), and to extend the Noncompetition Period by any and all periods during which the Executive shall be found to have been in violation of the covenants contained in Section 7 and 8. Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce an arbitration award against the Executive or to obtain interim injunctive or other relief pending an arbitration decision. The Executive waives the right to claim that any such court is an inconvenient forum for the resolution of any such action.

      11. REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, and (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity which would prevent her from entering into and fully performing her duties, responsibilities and obligations under this Agreement or would otherwise limit the manner in which she may perform such duties, responsibilities and obligations. Each party acknowledges that the Executive is a party to an employment agreement dated March 1, 2003 with J. C. Penney Company, a copy of which has been provided to the Company by the Executive, under which the Executive is currently employed and which has certain notice, confidentiality and other obligations relating to her employment. Neither party believes that the provisions set forth in such March 1, 2003 agreement would prevent the Executive from entering into and fully performing her duties, responsibilities and obligations under this Agreement. The Executive agrees that she will not retain any documents containing "Proprietary Information" within the meaning of such March 1, 2003 agreement. The Company agrees that the Executive shall not be required to, and the Executive agrees that she will not, use confidential information or trade secrets of any prior employer in connection with the performance of her duties hereunder.

      12. SURVIVAL. Sections 7, 8, 9 and 10 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

      13. ARBITRATION. Except as otherwise set forth in Section 9 hereof, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

      14. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 13:

            If to the Company, to:

            Whitehall Jewellers, Inc.
            155 N. Wacker Drive
            Chicago, IL 60606
            Attn: Secretary
            Fax No: (312) 469-5680

            with a copy to:

            Herbert W. Krueger
            Mayer, Brown, Rowe & Maw LLP
            71 South Wacker Drive
            Chicago, IL 60606
            Fax No.: (312) 706-9122

            If to the Executive, to:
            The last address filed by the Executive with the Secretary of the Company with a copy to:

            Jim A. Watson
            Carrington, Coleman, Sloman & Blumenthal L.L.P.
            200 Crescent Court, Suite 500
            Dallas, Texas 75201
            Fax No.: (214) 855-1333

      15. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

      16. ENTIRE AGREEMENT. This Agreement, except as provided below, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. The parties are also parties to agreements relating to indemnification, stock options, and employee benefits which have terms and provisions independent of this Agreement.

      17. SUCCESSORS AND ASSIGNS. This Agreement shall be enforceable by the Executive and the Executive's heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

      18. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

      19. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

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

      20. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

                               * * * * * * * * * *

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                            WHITEHALL JEWELLERS, INC.

                                            /s/ Steven Pully
                                            ------------------------------------
                                            By: Steven Pully
                                            Title: Chairman of the Board

                                            /s/ Beryl Raff
                                            ------------------------------------
                                            Name: Beryl Raff

                                                                       EXHIBIT A

                                 GENERAL RELEASE

            THIS GENERAL RELEASE (this "Release") is executed by __________ ("Executive") pursuant to Section 4(d)(ii) of the Employment Agreement dated as of August __, 2005 (the "Employment Agreement") between Whitehall Jewellers, Inc., a Delaware corporation ("Whitehall"), and Executive.

            WHEREAS, Executive's employment with Whitehall is terminating;

            WHEREAS, Whitehall and Executive intend that the terms and conditions of the Employment Agreement and this Release shall govern all issues related to the Executive's employment and termination of employment with Whitehall;

            WHEREAS, Executive has had 21 days to consider the form of this Release;

            WHEREAS, Whitehall advised Executive in writing to consult with an attorney before signing this Release;

            WHEREAS, Executive acknowledges that the consideration to be provided to Executive under Section 4(d)(i) of the Employment Agreement is sufficient to support this Release; and

            WHEREAS, Executive understands that Whitehall regards the representations by Executive in the Employment Agreement and this Release as material and that Whitehall is relying on such representations in paying amounts to Executive pursuant to the Employment Agreement.

            THE EXECUTIVE THEREFORE AGREES AS FOLLOWS:

            1. Executive's employment with Whitehall shall terminate on _______________, and Executive has and will receive the payments and benefits set forth in Section 4(d)(i) of the Employment Agreement in accordance with the terms and subject to the conditions thereof.

            2. Executive and each of her past, present and future spouses, family, relatives, successors, heirs, executors, administrators, trustees, agents, representatives, affiliates and assigns and each and every person or entity that purports to assert rights or claims through her or on her behalf (collectively, the "Executive Releasing Parties"), individually and collectively, hereby fully, finally and forever waive and unconditionally release, acquit and discharge each of Whitehall and its past, present and future affiliates, executive benefit plans and programs and other related entities (whether or not wholly owned) and the past, present and future officers, directors, executives, agents, shareholders, trustees, fiduciaries, administrators, attorneys and representatives of each of them, and any other person or entity in privity with any of them (collectively, the "Whitehall Released Parties") from, and covenant and agree not to sue any of the Whitehall Released Parties with regard to any and all claims, whether currently known or unknown, which Executive now has, ever has had or may ever have against any of the Whitehall Released Parties, including claims arising from or related to:

                  (i) Executive's employment with Whitehall or the termination thereof, including but not limited to claims of wrongful discharge; breach of contract; employment discrimination under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Illinois Human Rights Act, the Chicago Human Rights Ordinance, and/or the Cook County Human Rights Ordinance, or any other statutory or common law causes of action;

                  (ii) except as expressly contemplated thereby, the Employment
            Agreement; and

                  (iii) any contract or tort actions, or actions of any nature whatsoever under any other federal, state, or local law (common or statutory), regulation, ordinance or executive order.

This Release does not release, waive or discharge any rights or claims that may arise or actions or omissions after the date of this Release, or any right to indemnification of Executive under any indemnification agreement entered into with Whitehall. The consideration offered in Section 4(d)(i) of the Employment Agreement is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that she is not entitled to, and shall not receive, any further recovery of any kind from Whitehall or any of the other Whitehall Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither Whitehall nor any of the other Whitehall Released Parties shall have any further monetary or other obligation of any kind to Executive, including any obligation for any costs, expenses or attorneys' fees incurred by or on behalf of Executive. Executive agrees that she has no present or future right to employment with Whitehall or any of the other Whitehall Released Parties and that she will not apply for or otherwise seek employment with any of them.

            3. Executive expressly represents and warrants that she is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that she has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

            4. Executive agrees not to make any public statements, encourage others to make statements or release information intended to disparage or defame Whitehall or any of its shareholders, directors, officers, or employees. Notwithstanding the foregoing nothing in this paragraph 4 shall prohibit executive from making truthful statements when required by order of a court or other body having jurisdiction.

            5. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS RELEASE, EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT SHE HAS READ THIS

RELEASE CAREFULLY, THAT SHE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT SHE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE, THAT SHE HAS BEEN ADVISED THAT SHE HAS HAD 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS RELEASE AND THAT SHE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF HER EXECUTION OF THIS RELEASE, EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION. IF EXECUTIVE EXERCISES HIS RIGHTS UNDER THE PRECEDING SENTENCE, SHE SHALL NOT BE ENTITLED TO ANY AMOUNTS REMAINING PAYABLE TO HER OR ANY BENEFITS TO BE PROVIDED TO HER PURSUANT TO SECTION 4 OF THE SEPARATION AGREEMENT.

            6. The Employment Agreement and this Release constitute the entire understanding between the parties. Executive has not relied on any oral statements that are not included in the Employment Agreement or this Release.

            7. This Release shall be construed, interpreted and applied in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.

                                                     EXECUTIVE
                                                     ___________________________

Date: ___________________________